Exhibit (d)(2)

Form of Amended Schedule A
to the Investment Advisory Agreement

Dated: May 19, 2011

SCHEDULE A
TO THE
INVESTMENT ADVISORY AGREEMENT
BETWEEN
THE COVENTRY GROUP
AND
BOSTON TRUST INVESTMENT MANAGEMENT, INC.

Name of Fund	Compensation[1]

Boston Trust Balanced Fund	0.75% of average daily net assets

Boston Trust Equity Fund	0.75% of average daily net assets

Boston Trust Small Cap Fund	0.75% of average daily net assets

Boston Trust Midcap Fund	0.75% of average daily net assets

Walden Social Balanced Fund	0.75% of average daily net assets

Walden Social Equity Fund	0.75% of average daily net assets

Walden Trust Midcap Fund(2)	0.75% of average daily net assets

Walden Small Cap Innovations Fund	0.75% of average daily net assets

THE COVENTRY GROUP	BOSTON TRUST INVESTMENT MANAGEMENT, INC.

By:__________________________________	By:__________________________________

Name: John Danko	Name: Lucia Santini

Title: President	Title: Director

[1] All Fees are computed daily and paid monthly.
[2] Approved by Board of Trustees on May 19, 2011.